                                                                     EXHIBIT 2.1


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                            STOCK PURCHASE AGREEMENT


                                     Among


                             UOL PUBLISHING, INC.,

                               IVY SOFTWARE, INC.

                                      and

                                 ROBERT N. HOLT


                         Effective as of March 1, 1997




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
                               Table of Contents


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
ARTICLE 1 DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1

      1.1   Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1

ARTICLE 2 BASIC TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5

      2.1   Agreement to Sell and Purchase Securities   . . . . . . . . . . . . . . . . . . .        5
      2.2   Consideration at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5
      2.3   Post Closing Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        6
      2.4   Adjustments to Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        6

ARTICLE 3 CLOSING AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        7

      3.1   Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        7
      3.2   Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        7

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER . . . . . . . . . . . . . . . . . . .        8

      4.1   Organization of Ivy; Authority  . . . . . . . . . . . . . . . . . . . . . . . . .        8
      4.2   Ability to Carry Out the Agreement  . . . . . . . . . . . . . . . . . . . . . . .        8
      4.3   Capitalization of Ivy; Ownership; Investment  . . . . . . . . . . . . . . . . . .        9
      4.4   Subsidiaries and Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . .       10
      4.5   Financial Statements; Liabilities   . . . . . . . . . . . . . . . . . . . . . . .       10
      4.6   Conduct of Business; Absence of Material Adverse Change   . . . . . . . . . . . .       10
      4.7   Title to Tangible Personal Properties; Absence of Liens   . . . . . . . . . . . .       13
      4.8   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13
      4.9   Compliance with Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13
      4.10  Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       14
      4.11  Brokers and Intermediaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .       15
      4.12  Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       15
      4.13  Employee Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17
      4.14  Articles of Incorporation and Bylaws  . . . . . . . . . . . . . . . . . . . . . .       19
      4.15  Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       19
      4.16  Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       20
      4.17  Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
      4.18  Directors, Officers and Employees   . . . . . . . . . . . . . . . . . . . . . . .       23
      4.19  Labor Relations; Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
      4.20  Transactions with Related Parties   . . . . . . . . . . . . . . . . . . . . . . .       23
      4.21  Copies of Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
      4.22  Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
      4.23  Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       25
      4.24  Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       25
      4.25  Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       26
      4.26  Government Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       26
      4.27  Manufacturing Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       26





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
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF UOL . . . . . . . . . . . . . . . . . . . . . . .       26

      5.1   Organization and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . .       26
      5.2   Ability to Carry Out the Agreement  . . . . . . . . . . . . . . . . . . . . . . .       27
      5.3   Brokers and Intermediaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .       27

ARTICLE 6 CERTAIN COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . .       27

      6.1   Full Access   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       27
      6.2   Regulatory Filings; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .       28
      6.3   Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
      6.4   Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       29
      6.5   Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       29
      6.6   Announcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       29
      6.7   Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
      6.8   Discussion With Others  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
      6.9   Cooperation in Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . .       30

ARTICLE 7 CONDITIONS PRECEDENT OF TRANSFERORS . . . . . . . . . . . . . . . . . . . . . . . .       31

      7.1   Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .       31
      7.2   Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
      7.3   Performance Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
      7.4   No Injunction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
      7.5   No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
      7.6   Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
      7.7   Opinion of the UOL's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . .       32
      7.8   No Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
      7.9   Consulting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
      7.10  Miscellaneous Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . .       32

ARTICLE 8 CONDITIONS PRECEDENT OF THE UOL . . . . . . . . . . . . . . . . . . . . . . . . . .       32

      8.1   Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .       32
      8.2   Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       33
      8.3   Performance Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       33
      8.4   No Injunction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       33
      8.5   No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       33
      8.6   Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       33
      8.7   Opinion of Transferors' Counsel   . . . . . . . . . . . . . . . . . . . . . . . .       33
      8.8   No Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       33
      8.9   Confidentiality and Non-Disclosure Agreements   . . . . . . . . . . . . . . . . .       34
      8.10  Resignations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       34
      8.11  No Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       34
      8.12  Consulting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       34
      8.13  Due Diligence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       34
      8.14  Miscellaneous Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . .       34

ARTICLE 9 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS . . . . . . . . . . . . . . .       35

      9.1   Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . .       35
      9.2   Survival of Covenants and Agreements  . . . . . . . . . . . . . . . . . . . . . .       35





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
ARTICLE 10 INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       35

      10.1  Indemnification of UOL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       35
      10.2  Indemnification of Stockholder  . . . . . . . . . . . . . . . . . . . . . . . . .       37
      10.3  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       38
      10.4  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       39

ARTICLE 11 MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       39

      11.1  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       39
      11.2  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       39
      11.3  Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       39
      11.4  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       39
      11.5  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       40
      11.6  Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       40
      11.7  Headings; References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       40
      11.8  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       40
      11.9  Parties in Interest; Assignment   . . . . . . . . . . . . . . . . . . . . . . . .       40
      11.10  Severability; Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . .       41
      11.11  JURISDICTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       41
      11.12  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       41
      11.13  Incorporation of Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . .       41
      11.14  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       41




                             EXHIBITS AND SCHEDULES


Exhibit A      Software Conversion Specification Letter
Exhibit B      Disclosure Schedule
Exhibit C      Ivy Financial Statements
Exhibit D      Form of Legal Opinion of Wyrick, Robbins, Yates & Ponton L.L.P.
Exhibit E      Form of Consulting Agreement
Exhibit F      Form of Legal Opinion of McCallum & Kudravetz, P.C.
Exhibit G      Form of Non-Disclosure Agreement

                            STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into effective as of March 1, 1997, by and among UOL PUBLISHING, INC., a Delaware corporation ("UOL"), IVY SOFTWARE, INC., a Virginia corporation ("Ivy"), and ROBERT N. HOLT, the sole stockholder of Ivy (the "Stockholder"). Ivy and the Stockholder shall sometimes collectively be referred to as the "Transferors" and individually as a "Transferor".


                              W I T N E S S E T H:


        WHEREAS, Ivy has authorized capital stock of 100,000 shares of Ivy Common Stock (as defined below), of which 51,000 shares are issued and outstanding;

        WHEREAS, the Stockholder currently owns all of the outstanding shares of Ivy Common Stock (collectively the "Ivy Shares");

        WHEREAS, the Stockholder desires to sell to UOL, and UOL desires to purchase from the Stockholder, all right, title and interest in and to the Ivy Shares; and

        WHEREAS, the parties expect that the transactions contemplated hereby shall further certain of their business objectives, including, without limitation, the expansion of the combined companies' businesses and the utilization of the technologies of both of UOL and Ivy;

        NOW, THEREFORE, in reliance upon the premises, representations, warranties and covenants made herein and in consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

        1.1 Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below:

        "Acquiror Indemnitee" and "Acquiror Indemnitees" shall have the respective meanings set forth in Section 10.1.

        "Acquiror Indemnitor" and "Acquiror Indemnitors" shall have the respective meanings set forth in Section 10.1.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person.

        "Affiliated Group" means any affiliated group within the meaning of Code Section 1504.

        "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

        "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

        "CERCLA" shall have the meaning set forth in subsection 4.24(a).

        "Closing" shall have the meaning set forth in Section 3.1.

        "Closing Date" shall have the meaning set forth in Section 3.1.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Confidential Information" shall have the meaning set forth in Section 6.4.

        "Controlled Group of Corporations" has the meaning set forth in Code
Section 1563.

        "Contracts" shall have the meaning set forth in subsection 4.10(b).

        "Control" (including, with correlative meanings, the terms "controlled by", "controlling" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

        "Employee Benefit Plan" means any: (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); and (iv) Employee Welfare Benefit Plan or fringe benefit plan or program.

        "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

        "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

        "Encumbrances" means any and all restrictions on transfer, liens, encumbrances, charges, pledges, security interests, taxes, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Fiduciary" has the meaning set forth in ERISA Section 3(21).

        "Financial Statements" shall have the meaning set forth in subsection 4.5(a).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Intellectual Property" means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice and the record of conception documentation relating thereto), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, divisions, continuations, renewals, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, certification marks, collective marks, trade dress, trade styles, logos, trade names, company names, and corporate names, together with all translations, adaptions, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, recordings and renewals in connection therewith; (iii) all copyrightable works, all copyrights, rights and interests in copyrights and all applications, registrations, recordings and renewals in connection therewith; (iv) all mask works and all applications, registrations, recordings and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including data and related documentation); (vii) all other proprietary rights; (viii) all copies and tangible embodiments thereof (in whatever form or medium); (ix) all income, royalties, damages or payments now and hereafter due and/or payable under any of the foregoing with respect to any of the foregoing and the right to sue for past, present or future infringements of any of the foregoing; (x) all licenses with respect to any of the foregoing; and (xi) all rights corresponding to any of the foregoing throughout the world.

        "Ivy" shall have the meaning set forth in the first paragraph of this Agreement.

        "Ivy Common Stock" means the Common Stock, [$1.00] par value per share, of Ivy.

        "Ivy Shares" shall have the meaning set forth in the second paragraph of the recitals.

        "Knowledge" means knowledge after reasonable investigation.

        "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including liability for Taxes.

        "Litigation" shall have the meaning set forth in subsection 4.8(a).

        "Most Recent Balance Sheet" shall have the meaning set forth in subsection 4.7(a).

        "Most Recent Financial Statements" shall have the meaning set forth in subsection 4.5(a).

        "Most Recent Fiscal Month End" shall have the meaning set forth in subsection 4.5(a).

        "Most Recent Fiscal Year End" shall have the meaning set forth in subsection 4.5(a).

        "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

        "Non-Disclosure Agreement" and "Non-Disclosure Agreements" shall have the meaning set forth in Section 8.9.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Person" means any individual, corporation, partnership, limited partnership, limited liability company, trust, entity or unincorporated organization or a government or any agency or political subdivision thereof.

        "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

        "Proprietary Information" shall have the meaning set forth in subsection 4.16(g).

        "RCRA" has the meaning set forth in subsection 4.24(a).

        "Reportable Event" has the meaning set forth in ERISA Section 4043.

        "Stockholder" shall have the meaning set forth in the first paragraph of this Agreement.

        "Subsidiary" means any corporation with respect to which a specified Person (or Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

        "Tax" or "Taxes" means any federal, state, local, foreign or other income, gross receipts, profits, franchise, license, transfer, sales, use, payroll, withholding, occupation, property (real or personal), excise and similar taxes, fees, duties, assessments, withholdings or governmental charges of any nature (including interest, penalties or additions to such taxes).

        "Tax Returns" means all returns, reports, estimates, information returns and statements of any nature with respect to Taxes.

        "Termination Date" shall have the meaning set forth in subsection
3.3(b).

        "Transferor" and "Transferors" shall have the respective meanings set forth in the first paragraph of this Agreement.

        "UOL" shall have the meaning set forth in the first paragraph of this Agreement.

        "UOL Common Stock" means the Common Stock, $0.01 par value per share, of UOL.


                                   ARTICLE 2

                               BASIC TRANSACTION

        2.1 Agreement to Sell and Purchase Securities. For the consideration hereinafter provided and subject to the terms and conditions of this Agreement, at the Closing the Stockholder shall sell, assign, transfer, convey and deliver to UOL, free and clear of all liens and encumbrances, and UOL shall purchase and acquire from the Stockholder, all of the Ivy Shares.

        2.2 Consideration at Closing. At the Closing, subject to the terms and conditions hereof and subject to adjustment as set forth in Section
2.4 hereof:

                    (a) the Stockholder shall cause to be delivered to UOL certificates representing the Ivy Shares, together with stock powers duly endorsed in blank for the transfer of the Ivy

Shares to UOL, and, if applicable, with all necessary transfer taxes paid or other revenue stamps affixed thereto;

                    (b) UOL shall pay off Ivy's existing indebtedness to Jefferson National Bank, Charlottesville, Virginia (the "JNB Loan"); and

                    (c) UOL shall deliver to the Stockholder by check or wire transfer the sum of $313,643.00, less the amount, if any, by which the pay-off of the JNB Loan exceeds $50,000.00.

        2.3 Post Closing Payments. UOL shall also pay to the Stockholder the following additional amounts by check or wire transfer at the following times subject to adjustment as set forth in Section 2.4 hereof:

                    (a) $156,821.50 upon the earlier of the successful completion of the transition of control of Ivy's operations to UOL or July 1, 1997;

                    (b) $156,821.50 in the event that Ivy's Total Revenue for the year ending December 31, 1997, as reflected by financial statements utilizing the accrual basis of accounting, as prepared by UOL and audited by its auditors, is equal to or greater than $627,286.00. This $156,821.50 amount shall be payable promptly upon receipt of the audit report for the year ending December 31, 1997, UOL to cause such report to be completed not later than February 28, 1998. For the purpose this section, "Total Revenue" shall mean and refer to the sum of all product sales by Ivy (less returns, allowances and credits), all service revenues of Ivy, all of Ivy's royalty revenues and billed shipping charges, and all of UOL's sales of Ivy software products, including derivatives thereof (less returns, allowances and credits); and

                    (c) $100,000 upon successful conversion of the Ivy courseware listed on Schedule 2.3(c) from its current format into Authorware format. "Successful conversion" shall be deemed achieved when the software has been transferred and complies with the specifications and standards set forth in a certain letter from Ivy to UOL, a copy of which is attached hereto as Exhibit A.

        2.4 Adjustments to Payments. In the event that at any time on or prior to the first anniversary of the Closing, UOL's independent auditors shall determine that Ivy's Total Revenue for the year ended December 31, 1996 ("Ivy's 1996 Revenue") was not $627,286.00, then:

                    (a) the payment described in Section 2.2(c) shall be adjusted to be equal to the sum of one-half of Ivy's 1996 Revenue, less the amount, if any, by which the pay-off of the JNB Loan exceed $50,000.00; and

                    (b) the payment amount "$156.821.50" set forth in Sections 2.3(a) and (b) shall be adjusted to be equal to one-quarter of Ivy's 1996 Revenue.

Any amounts due from one party to another as a result of any such adjustment to any such payment shall be paid on the later of (i) five days after such determination, and (ii) the date the underlying payment is due.

        2.5 Records. The Company shall keep full, true, clear and accurate records and books of account documenting its calculation of Total Revenue for purposes of this Agreement. Stockholder shall have reasonable access (during the Company's normal business hours only) to all such books and records for the purpose determining the Company's compliance with its obligations under the Agreement. The Company shall not be required to provide Stockholder with such access after the third anniversary of the Closing, nor more than two (2) times per year, and such access shall require a minimum of 30 days prior written notice from Consultant.


                                   ARTICLE 3

                            CLOSING AND TERMINATION

        3.1 Closing. The closing of the transactions provided for herein (the "Closing") shall take place at 10:00 a.m. (local time) on a date to be specified by the parties (the "Closing Date"), and shall be effective as of March 1, 1997, at the offices of UOL Publishing, Inc., 8251 Greensboro Drive, Suite 500, McLean, Virginia 22102.

        3.2 Termination. Notwithstanding any other provision to the contrary herein, this Agreement may be terminated at any time:

                    (a) without liability on the part of any party hereto, by mutual consent of all parties to this Agreement;

                    (b) without liability on the part of any party hereto (unless occasioned by reason of failure of one of the parties hereto to perform its obligations hereunder), by either UOL or Ivy, if the transactions contemplated hereby are not consummated on or before March 31, 1997, or such later date as may be agreed upon in writing by the parties hereto;

                    (c) by UOL, if: (i) Ivy or the Stockholder shall breach in any material respect any of their respective representations, warranties or obligations hereunder; (ii) such breach shall not have been cured in all material respects or waived; and (iii) Ivy or the Stockholder, as the case may be, shall not have provided reasonable assurance that such breach shall be cured in all material respects on or before the Closing

Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the conditions contained in Sections 8.1 or 8.2 hereof as of the date of such termination; or

                    (d) by Ivy, if: (i) UOL shall breach in any material respect any of their respective representations, warranties or obligations hereunder; (ii) such breach shall not have been cured in all material respects or waived; and (iii) UOL shall not have provided reasonable assurance that such breach shall be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the conditions contained in Sections 7.1 or 7.2 hereof as of the date of such termination.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

        Except as otherwise set forth in the Disclosure Schedule attached hereto as Exhibit B, Ivy and the Stockholder hereby jointly and severally represent and warrant to UOL as follows:

        4.1 Organization of Ivy; Authority. Ivy is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with the full power and authority, corporate and otherwise, to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement. Ivy has the full and unrestricted power and authority, corporate and otherwise, to own, operate and lease its assets and properties and to carry on its business as currently conducted and in which it presently proposes to engage. Ivy is not qualified to do business in any other jurisdiction, and the nature of Ivy's business does not require it to be so qualified. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action on the part of Ivy and the Stockholder. This Agreement has been duly executed and delivered by Ivy and the Stockholder and constitutes the valid, binding and enforceable obligation of Ivy and the Stockholder, enforceable in accordance with its terms and conditions.

        4.2 Ability to Carry Out the Agreement. Neither Ivy nor the Stockholder is subject to or bound by any provision of:

                    (i) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

                    (ii) any articles or certificate of incorporation or bylaws;

                    (iii) any mortgage, deed of trust, lease, note, stockholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction of any kind or character whatsoever; or

                    (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator;

that would prevent or be violated by, or would result in any penalty, forfeiture or contract termination as a result of, or under which there would be a default as a result of, nor is the consent of any Person under any contract or agreement disclosed in Schedule 4.10(a) which has not been obtained required for, the execution, delivery and performance by Ivy and the Stockholder of this Agreement and the transactions contemplated hereby.

        4.3         Capitalization of Ivy; Ownership; Investment.    (a) The
authorized capital stock of Ivy consists solely of 100,000 shares of Ivy Common Stock. The Ivy Shares are the only shares of capital stock and other securities of Ivy which are issued and outstanding. At the Closing the only class, type, or kind of capital stock or security of Ivy outstanding shall be Ivy Common Stock. All shares of Ivy Common Stock are duly authorized, validly issued, fully paid and nonassessable, were issued in compliance with all applicable federal and state securities laws, and are held of record by the Stockholder. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights or other rights of any kind to acquire, directly or indirectly, any shares of capital stock of Ivy or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any shares of capital stock or securities of Ivy, nor is Ivy committed to issue any such capital stock option, warrant, right or security. Prior to the Closing all securities, any and all notes and debts of Ivy to the Stockholder or his Affiliates, any advances made by the Stockholder to Ivy, any similar or related rights or interests owed to the Stockholder, and any and all interest or dividends payable with respect to any of the foregoing shall, without any liability on the part of Ivy, be converted into shares of Ivy Common Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Ivy. There are no voting trusts, proxies, or other agreements, commitments, obligations, or understandings with respect to the voting of the capital stock of Ivy.

                    (b) The Ivy Shares are owned of record and beneficially by the Stockholder. The Stockholder has good, valid, and marketable title to the Ivy Shares, free and clear of any and all Encumbrances, with full right and lawful authority to transfer, assign, deliver, convert and exchange his Ivy Shares pursuant to this Agreement. The Stockholder is not party to any option, warrant, purchase right, or other contract or commitment that could require the Stockholder to sell, transfer, or otherwise dispose of any capital stock of Ivy (other than pursuant to this Agreement).

        4.4 Subsidiaries and Affiliates. Ivy has no Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation or any interest in any corporation, partnership, trust, venture, business, enterprise, firm or other business association.

        4.5 Financial Statements; Liabilities. (a) Attached hereto as Exhibit C are the following financial statements of Ivy (collectively the "Financial Statements"): (i) the unaudited balance sheets and statements of operations, stockholder's equity and cash flows as at and for the fiscal years ended December 31, 1995 and 1996; and (ii) the unaudited balance sheet and statements of operations as at and for the two months ended February 28, 1997 ("Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods covered thereby, are true, correct, and complete, fairly present the financial position of Ivy at the dates thereof and the results of operations of Ivy for the periods covered thereby, and are consistent with the books and records of Ivy (which books and records are correct and complete). All of the Financial Statements have been prepared using consistent accounting and financial principles and fairly present the financial position of Ivy at the dates thereof and the results of operations for the periods then ended.

                    (b) There are no Liabilities of Ivy (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claims or demand against Ivy giving rise to any Liability), except for those: (i) accrued or reflected on the face of the Most Recent Financial Statements; or (ii) arising in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort infringement, or violation of law).

                    (c)     Ivy's 1996 Revenue was $627,286.00.

        4.6         Conduct of Business; Absence of Material Adverse Change.
Since the Most Recent Fiscal Year End, there has been no material adverse change in the business, operations, results of operations, assets, properties, financial condition or prospects of Ivy. Since such date, except as contemplated in this Agreement Ivy has conducted its business in the manner theretofore conducted and only in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, Ivy has not:

                    (a) incurred any loss of, or injury to, the assets or properties of Ivy as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty (whether or not covered by insurance payable to Ivy);

                    (b) issued, sold, or otherwise disposed of, or committed to issue, sell, or otherwise dispose of (other than as contemplated in this Agreement), any capital stock, bonds or other securities of any kind or nature, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                    (c) incurred, or become subject to, any obligation or Liability in excess of $5,000, either individually or in the aggregate, except Liabilities incurred in the ordinary course of business consistent with past practices and obligations under contracts listed in the Schedules;

                    (d) discharged or satisfied any lien or Encumbrance or paid any obligation or Liability other than Liabilities reflected in the Most Recent Fiscal Year End balance sheet and Liabilities incurred since the Most Recent Fiscal Year End in the ordinary course of business consistent with past practices;

                    (e) for any reason, declared or made payment of, or set aside for payment, any dividends or distributions of any assets of any kind whatsoever in respect of any shares of the capital stock of Ivy (whether in cash or in kind), or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities;

                    (f) mortgaged, pledged, or subjected to lien, charge, security interest, or any other Encumbrance any of its assets or properties with respect to any obligations;

                    (g) sold, exchanged, transferred or otherwise disposed of any of its assets or properties, tangible and intangible, or cancelled any debts or claims, except in each case in the ordinary course of business consistent with past practices;

                    (h) written down the value of any assets or properties or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business consistent with past practices;

                    (i) entered into any employment agreement or collective bargaining agreement, written or oral; modified the terms of any such existing agreement or contract; increased the rate of compensation payable, or to become payable, by it to any of its officers, directors, employees, consultants, agents, or independent contractors; adopted, amended, modified, terminated or made any contributions to, or any commitments for, any contributions to, any bonus, profit sharing, incentive, severance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the foregoing; or made any other change in employment terms for any of its officers, directors, employees, consultants, agents, or independent contractors outside of the ordinary course of business consistent with past practices;

                    (j) made or permitted any amendment or termination of any contract, agreement, lease or license to which it is a party or which it owns otherwise than in the ordinary course of business consistent with past practice;

                    (k) through negotiation or otherwise made any commitment or incurred any Liability to any labor organization;

                    (l) paid any severance or termination pay to any officer or employee in excess of two weeks' salary;

                    (m) made any material change in any method of accounting or accounting practice;

                    (n) made any charitable contributions or pledges outside of the ordinary course of business consistent with past practices;

                    (o) waived or released any rights of material value other than in the ordinary course of business consistent with past practices;

                    (p) effected any material reduction or increase of advertising, administrative, or research and development expenses of Ivy other than in the ordinary course of business consistent with past practices;

                    (q) made or committed to make capital expenditures (or series of related capital expenditures) either in excess of $5,000 in the aggregate or outside of the ordinary course of business consistent with past practices;

                    (r) made any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer, consultant or employee;

                    (s) made any investment in (capital or otherwise), any loan to, or any acquisition of securities or assets of, any other Person (or series of related investments, loans or acquisitions);

                    (t) made or authorized any change in the charter or bylaws of Ivy;

                    (u) issued any note, bond, or other debt security, increased bank debt, or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capital lease obligations together with Liabilities involving more than $10,000 in the aggregate;

                    (v) made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside of the ordinary course of business consistent with past practices; or

                    (w) agreed or committed, whether in writing or not, to do any of the foregoing.

        4.7         Title to Tangible Personal Properties; Absence of Liens.
(a) Ivy has good, valid and marketable title to, or valid and subsisting leasehold interests in, all buildings, machinery, equipment and other tangible personal properties and assets used in the business of Ivy, located on its premises, or shown on the balance sheet of the Most Recent Financial Statements (the "Most Recent Balance Sheet") or acquired after the date thereof, free and clear of any and all Encumbrances, except for Encumbrances reflected in the Most Recent Balance Sheet.

                    (b) The assets and properties owned or leased by Ivy constitute all of the assets and properties necessary to conduct the business of Ivy in the manner in which it has previously been conducted and as presently proposed to be conducted. All such personal property is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it presently is used and presently is proposed to be used.

        4.8 Litigation. (a) There is no charge, complaint, action, suit, arbitration, proceeding, hearing, or investigation (collectively, "Litigation") pending or, to the best knowledge and belief of Ivy and the Stockholder, threatened against Ivy in, before, or by any court or arbitrator or governmental agency or authority. None of the Stockholder and the directors and officers of Ivy has any Basis to believe that any Litigation may be brought or threatened against Ivy. Ivy is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

                    (b) Ivy has not breached, and is not in default of, any of its legal obligations with respect to any of its licensors, licensees, collaborative and other partners, joint venturers, brokers, distributors, business consultants, franchisees, franchisors, representatives or other independent contractors.

        4.9 Compliance with Law. The Stockholder and Ivy and its predecessors and Affiliates have complied in all material respects with all applicable statutes, laws, ordinances, regulations, rules, orders, determinations, writs, injunctions, awards, judgments, and decrees of every kind whatsoever of any and all governmental authorities applicable to Ivy (including all agencies thereof) or to the assets, properties and business of Ivy, and no suit, action, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or threatened against Ivy alleging any failure to so comply. All material governmental approvals, permits and licenses required by Ivy in connection with the conduct of its business have been obtained, are in full force and effect, and are being complied with in all respects. Ivy and all of its employees, agents, distributors or representatives have not paid or received any bribe or other unlawful, questionable or unusual payment of money or other thing of more than nominal value, granted or accepted any extraordinary discount, or furnished or been given any other unlawful or unusual inducement to or from any person, business association or governmental entity in the United States or elsewhere in connection with or in furtherance of the business of Ivy, and such business is not in any manner dependent upon the making or receipt of such payment, discounts or other inducements.

        4.10 Contracts. (a) Section 4.10(a) of the Disclosure Schedule sets forth a list of each written and oral contract or agreement (collectively, the "Contracts") outstanding as of the date hereof to which Ivy is a party:

                    (i) which involves the lease of personal property from or to third parties providing for lease payments in excess of $1,000 per annum;

                    (ii) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money (including capitalized lease obligations) involving more than $1,000;

                    (iii) which is in the nature of an employment, consulting or severance agreement or collective bargaining agreement involving the payment of more than $1,000 or not entered into in the ordinary course of business;

                    (iv) which is with any of the Stockholder and his Affiliates (other than Ivy);

                    (v) which concerns confidentiality, nondisclosure or noncompetition;

                    (vi) which is a profit sharing, stock option, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

                    (vii) which by its terms is not terminable without liability and involves the payment or receipt of $1,000 or more;

                    (viii) which the consequences of a default or termination could have an adverse effect on the business, assets, financial condition, operations, results of operations, or future prospects of Ivy;

                    (ix) which is in the nature of a partnership, joint venture, or collaborative arrangement or relationship;

                    (x) which involves the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which shall extend over a period of more than one (1) year, result in financial loss to Ivy, or involves consideration in excess of $1,000; or

                    (xi) which is outside of the ordinary course of business or contains any provision requiring Ivy to indemnify any other party thereto.

                    (b) Ivy has delivered to UOL a correct and complete copy of each written Contract, as amended to date, and a written summary setting forth the terms and conditions of each oral Contract. All of the Contracts are legal, valid, binding, enforceable in accordance with their respective terms against Ivy and any other parties thereto, and are in full force and effect on identical terms following the consummation of the transactions contemplated in this Agreement. There is not under any Contract:
(i) any existing default, breach or violation by Ivy or by any other party thereto; (ii) an event which, after notice or lapse of time or both, would constitute a default or breach by Ivy or by any other party, or permit termination, modification, or acceleration, under the Contract; or (iii) any repudiation of any provision of any Contract.

        4.11 Brokers and Intermediaries. None of the Transferors has employed any broker, finder, advisor, or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof.

        4.12 Tax Matters. (a) Ivy has filed all Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Ivy (whether or not shown on any Tax Return) have been paid. Ivy currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Ivy does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of Ivy that arose in connection with any failure (or alleged failure) to pay any Tax.

                    (b) Ivy has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, stockholder, or other third Person.

                    (c) No Transferor or director or officer (or employee responsible for Tax matters) of Ivy expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Ivy either: (i) claimed or raised by any authority in writing; or (ii) as to which any of the Transferors or the directors and officers (and employees responsible for Tax matters) of Ivy has Knowledge based upon personal contact with any agent of such authority. Section 4.12(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Ivy for taxable periods ended on or before December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Transferors have delivered to UOL correct and complete copies of all federal, state and local income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Ivy since its formation.

                    (d) Ivy has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                    (e) Ivy has not filed a consent under Code Section 341(f) concerning collapsible corporations. Ivy has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that shall not be deductible under Code Section 280G. Ivy has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Ivy has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Ivy is not a party to any Tax allocation or sharing agreement. Ivy is not a member of an Affiliated Group filing a consolidated Federal income Tax Return and has no Liability for the Taxes of any Person (other than Ivy) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                    (f) The unpaid Taxes of Ivy: (i) did not, as of the Most Recent Fiscal Month End exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Ivy in filing its Tax Returns.

                    (g) As of the Closing, Ivy shall not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in Ivy that, if exercised or converted, would affect UOL's acquisition or retention of control of Ivy as defined in Code Section 368(c)(1).

                    (h) Ivy operates at least one significant historic business line or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

        4.13 Employee Benefits. (a) Section 4.13 of the Disclosure Schedule lists each Employee Benefit Plan that Ivy maintains or to which Ivy contributes. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                    (b) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                    (c) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Ivy. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                    (d) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two (2) years, a favorable determination letter from the Internal Revenue Service.

                    (e) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                    (f) The Transferors have delivered to UOL correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                    (g) With respect to each Employee Benefit Plan that Ivy and the Controlled Group of Corporations which includes Ivy maintains or has maintained within the last five years, or has contributed, or been required to contribute within the last five years:

                    (i) No such Employee Benefit Plan which is in Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                    (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Stockholder and the directors and officers (and employees with responsibility for employee benefits matters) of Ivy has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                    (iii) Ivy has not incurred, and none of the Stockholder and the directors and officers (and employees with responsibility for employee benefits matters) of Ivy has any reason to expect that Ivy shall incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                    (h) None of Ivy and the other members of the Controlled Group of Corporations that includes Ivy contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                    (i) Ivy does not maintain or contribute and never has maintained or contributed, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

        4.14 Articles of Incorporation and Bylaws. Ivy has delivered to UOL complete and correct copies of the Articles of Incorporation and Bylaws of Ivy, as currently in effect. The Transferors have not defaulted under or violated any provision of the Articles of Incorporation or Bylaws of Ivy.

        4.15 Insurance. Section 4.15 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Ivy has been a party, a named insured, or otherwise the beneficiary of coverage at any time since its formation:

                    (i) the name, address, and telephone number of the agent;

                    (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                    (iii)   the policy number and the period of coverage;

                    (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage;

                    (v) a description of any retroactive premium adjustments or other loss-sharing arrangements; and

                    (vi)    any self-insurance arrangements affecting Ivy.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) Ivy is not nor is any other party to the policy in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Ivy has been covered since the date of its formation by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

        4.16 Intellectual Property. (a) Ivy owns or has the legal right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property reasonably necessary for the operation of the businesses of Ivy as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Ivy immediately prior to the Closing hereunder shall be owned or used by Ivy on identical terms and conditions subsequent to the Closing, subject to the provisions of any license agreement as to the term thereof. Ivy has reasonable actions to maintain and protect each item of Intellectual Property that it owns or uses.

                    (b) Ivy has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third Persons, and none of the Transferors and the directors and officers of Ivy has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Ivy must license or refrain from using any Intellectual Property rights of any third party), except where such action would not have a material adverse effect upon Ivy. To the Knowledge of any of the Transferors and the directors and officers of Ivy, no third Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Ivy.

                    (c) Ivy has not and shall not utilize any inventions of any of its employees (or people it currently intends to hire, if any) made prior to their employment by Ivy. To its Knowledge, Ivy believes that all of the Intellectual Property owned by it was conceived of during the corporate existence of Ivy and was created by its employees within the scope of their employment with Ivy. Section 4.16(c) of the Disclosure Schedule identifies each trade name or unregistered trademark used by Ivy in connection with its business and each patent or registration which has been issued to Ivy with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Ivy has made with respect to any of its Intellectual Property, identifies any of the Intellectual Property of Ivy which is either a trade secret or claimed as proprietary and not subject to a patent or pending patent application, and identifies each license, agreement, or other permission which Ivy has granted to any third Person with respect to any of its Intellectual Property (together with any exceptions).
Ivy has delivered to UOL correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to UOL correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each such item of Intellectual Property:

                    (i) Ivy possesses all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction;

                    (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                    (iii)   no action, suit, proceeding, hearing,
        investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                    (iv) Ivy has never agreed in writing, or to its Knowledge verbally, to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, except as set forth in the standard agreements with Ivy customers in the form previously delivered to UOL.

                    (d) Section 4.16(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third Person owns and that Ivy uses pursuant to license, sublicense, agreement, or permission. Ivy has delivered to UOL correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of Intellectual Property:

                    (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                    (ii) the license, sublicense, agreement, or permission shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing, subject to the provisions of any license agreements as to the term thereof;

                    (iii) to the Transferors' Knowledge, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                    (v)     with respect to each sublicense, the
        representations and warranties set forth in clauses (i) through (iv) immediately above are true and correct with respect to the underlying license;

                    (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                    (vii)   no action, suit, proceeding, hearing,
        investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                    (viii) Ivy has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission which violates any term or condition thereof.

                    (e) Ivy's ownership and/or right to the use of its Intellectual Property shall not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third Persons as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted.

                    (f) None of the Transferors and the directors and officers (and employees with responsibility for Intellectual Property matters) of Ivy has or had any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third Persons have developed which reasonably could be expected to supersede or make obsolete any product or process of Ivy.

                    (g) None of the Transferors and the directors and officers (and employees with responsibility for Intellectual Property matters) of Ivy has done anything to compromise the secrecy, confidentiality or value of any of its trade secrets, know-how, inventions, prototypes, designs, processes or technical data (collectively "Proprietary Information") required to conduct its business as now conducted and as proposed to be conducted. Ivy has taken reasonable security measures to protect the secrecy, confidentiality, and value of its Proprietary Information important to the conduct of its business, including requiring each employee and consultant to acknowledge a requirement to safeguard proprietary or sensitive information of Ivy in accordance with the employee handbook of Ivy.

                    (h) None of the Transferors and the directors and officers (or employees with responsibility for Intellectual Property matters) of Ivy has any Knowledge that any of Ivy's employees, officers, or consultants is in violation of his or her obligations of confidentiality.

        4.17 Bank Accounts. Section 4.17 of the Disclosure Schedule sets forth a true and complete list of all bank accounts of Ivy and all authorized signatories to each such account.

        4.18 Directors, Officers and Employees. Ivy has heretofore delivered to UOL a correct and complete listing as of the date hereof of all of the directors, officers and employees of Ivy, showing their names, positions, and current wage or salary and bonuses.

        4.19 Labor Relations; Employees. (a) Ivy has no collective bargaining agreements with any of its employees; there is no labor union organizing activity pending or threatened with respect to Ivy; and Ivy has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Ivy has not committed any unfair labor practices. To the Knowledge of the Transferors, no executive, key employee or group of employees has any plans to terminate employment with Ivy. Copies of all personnel brochures or handbooks delivered to employees or in effect since the formation of Ivy have been delivered to UOL.

                    (b) There is no claim nor any Basis or grounds for any claim by any Person or party (including, but not limited to, governmental agencies of any kind) against Ivy arising out of any federal, state, county, local or foreign statute, ordinance or regulation relating to discrimination against employees or any other employee practices, including without limitation retirement or labor relations, or occupational, safety and/or health standards, sexual harassment or intentional infliction of emotional distress.

        4.20 Transactions with Related Parties. None of the Stockholder or any present or former officer, director or shareholder of Ivy, and no Affiliate of the Stockholder or of such officer, director or shareholder: (a) has been involved in any business (excluding relationships and payments arising from the employment or retention by Ivy of any such persons in the ordinary course of business) arrangement or relationship with Ivy, including, without limitation, any contract, agreement, or other arrangement providing for the employment of, furnishing of services, by, rental of real or personal property from or otherwise requiring payment to any such officer, director, shareholder or Affiliate; or (b) owns any asset, tangible or intangible, which is used in the business of Ivy.

        4.21 Copies of Documents. True, correct, and complete copies of all documents listed in the Disclosure Schedule have been heretofore delivered to UOL and identified in writing as constituting such delivery.

        4.22        Real Property.  (a) Ivy owns no real estate.

                    (b) Section 4.22(b) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to or by Ivy. Ivy has delivered to UOL correct and complete copies of such leases and subleases, as amended to date. With respect to each such lease and sublease:

                    (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                    (ii) the lease or sublease shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                    (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (iv) no party to the lease or sublease has repudiated any provision thereof;

                    (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                    (vi) with respect to each sublease, the representations and warranties set forth in clauses (i) through (v) above are true and correct with respect to the underlying lease;

                    (vii) Ivy has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                    (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                    (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                    (x) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Encumbrance, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

        4.23 Books and Records. The stock records of Ivy are in all respects complete and accurate, and the minute books of Ivy accurately reflect the actions taken at shareholder and director meetings or by unanimous written consent and are in all respects correct, complete, and accurate.

        4.24 Environmental Matters. (a) Ivy has complied and is in compliance with all local, state, and federal statutes, ordinances, and regulations dealing with the protection of the environment or public health and safety, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (codified as amended, 42 U.S.C. Sections 9601 et seq.) ("CERCLA") and the Resource Conservation and Recovery Act (codified as amended, 42 U.S.C. Sections 6901 et seq.) ("RCRA").

                    (b) Ivy has obtained all required local, state and federal permits, licenses, certificates and approvals relating to: (i) air emissions; (ii) discharges to surface water or groundwater; (iii) noise emissions, (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any local, state or federal statute, ordinance, or regulation); (vi) the use, storage, transportation or disposal of petroleum or petroleum products; or
(vii) other environmental, health and safety matters.

                    (c) Ivy has not caused, suffered, permitted or sustained any emission, spill, release or discharge of any toxic or hazardous substances or wastes, or any petroleum products, into or upon: (i) the air;
(ii) soils or any improvements located thereon, whether on Ivy' property or elsewhere; (iii) surface water or groundwater; or (iv) a sewer, septic system or waste treatment, storage or disposal system except in accordance with applicable law or a valid government permit, license, certificate or approval.

                    (d) None of the Transferors or the officers and directors (including employees responsible for environmental matters) of Ivy has received written or oral notice of any actual or potential claims, orders, directives, citations, or causes of action based on actual or alleged violations of any local, state, or federal statutes, ordinances, or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, CERCLA or RCRA, or oral or written notice of any actual or potential common law claims or causes of action based upon Ivy' actual or alleged involvement with or use of any substance regulated by local, state, or federal statutes, ordinances, or regulations dealing with the protection of the environment or public health and safety.

                    (e) None of the Transferors or the officers and directors (including employees responsible for environmental matters) of Ivy has received oral or written notice of any actual or potential claims, orders, directives, citations or causes of action under any local, state, or federal statutes, ordinances, or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, CERCLA and RCRA, based upon or arising out of its actual or alleged disposal of hazardous wastes or substances, whether on or off real property being operated by Ivy.

                    (f) None of the Transferors and the officers and directors (including employees responsible for environmental matters) of Ivy has any Knowledge of any condition on any of the real property owned by Ivy which may give rise to any claim, order, directive, citation, or cause of action based on any local, state, or federal statute, ordinance, or regulation dealing with protection of the environment or public health and safety, including, but not limited to, CERCLA or RCRA.

        4.25 Guaranties. Ivy is not a guarantor or otherwise liable for any Liability or obligation of any Person other than itself (including indebtedness of any other Person).

        4.26 Government Consents. No consent, approval or authorization of or designation, declaration or filing with any state, federal, or foreign governmental authority on the part of the Stockholder because of any special characteristic of such Stockholder is required in connection with the valid execution and delivery of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby.

        4.27 Manufacturing Rights. Ivy has not granted rights to manufacture or sell its products, processes, Intellectual Property or technology to any other Person.


                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF UOL

        UOL hereby represents and warrants to the Stockholder that:

        5.1 Organization and Authority. UOL is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of UOL. This Agreement has been duly executed and delivered by UOL and constitutes the valid, binding and enforceable obligation of UOL, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

        5.2 Ability to Carry Out the Agreement. UOL is not subject to or bound by any provision of:

                    (i) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

                    (ii) any articles or certificate of incorporation or by-laws;

                    (iii) any mortgage, deed of trust, lease, note, stockholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction, of any kind or character whatsoever; or

                    (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator;

that would prevent or be violated by or would result in any penalty, forfeiture or contract termination as a result of, or under which there would be a default as a result of, nor is the consent of any Person under any material agreement which has not been obtained required for, the execution, delivery and performance by UOL of this Agreement and the transactions contemplated hereby, other than violations, penalties, forfeitures, contract terminations, defaults or failure to obtain consents which, singly or in the aggregate, shall not have a material adverse effect on the enforceability or validity of this Agreement or the ability of UOL to perform its obligations hereunder.

        5.3 Brokers and Intermediaries. UOL has not employed any broker, finder, advisor, or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof; provided, however, that it may owe a fee to Friedman, Billings, Ramsey & Co., Inc. in connection with the transactions contemplated hereby.


                                   ARTICLE 6

                        CERTAIN COVENANTS AND AGREEMENTS

        6.1 Full Access. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 3.3 above, Ivy shall permit representatives of UOL to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Ivy, to all premises, customers, employees, properties, books, records, contracts, tax records, and documents of or pertaining to Ivy. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section
3.3 above, UOL shall permit representatives of the Transferors to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of UOL, to all premises, customers, employees, properties, books, records, contracts, tax records, and documents of or pertaining to UOL. All access provided hereunder, and information with respect thereto, shall be held in confidence.

        6.2 Regulatory Filings; Consents. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to
Section 3.3 above, each of the parties hereto shall: (a) take any additional action that is necessary, proper or advisable in connection with any notices to, filings with, and authorizations, consents and approvals of governments and governmental agencies that it is required to give, make, or obtain in order to effect the transactions contemplated hereunder; and (b) furnish to the other party or parties hereto, as the case may be, such necessary information and reasonable assistance as such other party or parties may reasonably request in connection with its or their preparation of necessary filings or submissions to any governmental agency. Ivy shall give any notices to third Persons, and shall use its best efforts to obtain any third Person consents, that UOL may request in connection with the matters referred to in Section 4.2 above.

        6.3 Conduct of Business. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section
3.3 above, and except as otherwise contemplated by this Agreement or consented to or approved by UOL in writing, Ivy shall not engage in any practice, take an action, embark on any course of action, or enter into any transaction outside the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, Ivy shall, during the period specified in the first sentence of this Section 6.3:

                    (a) not take any action, engage in any practice or enter into any transaction of the nature or sort referred to in subsections (a) through (w) of Section 4.6, except as permitted therein;

                    (b) cause the business conducted by Ivy to be operated in all respects in the ordinary and usual course and keep and preserve its business and properties intact, including its present operations, physical facilities, working conditions and relationships with employees, clients, suppliers, customers, lessors and licensors of such business;

                    (c) not effect or authorize any change or amendment to the Articles of Incorporation or Bylaws of Ivy;

                    (d) maintain in full force and effect all of Ivy's existing casualty, liability, and other insurance until the Closing Date in amounts not less than those in effect on the date hereof;

                    (e) provide unaudited monthly balance sheets, statements of income and expenses, changes in stockholders' equity and cash flows within 15 days of the end of each such month;

                    (f) not declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock; and

                    (g) promptly notify UOL in writing of: (i) any actions, suits or proceedings instituted or threatened against Ivy at law or in equity or admiralty, before or by any court or governmental authority; (ii) any changes in personnel; and (iii) any adverse development causing a breach of any of the representations and warranties contained in Article 4 above. No disclosure by Ivy pursuant to this subsection 6.3(vii) shall be deemed to amend or supplement the disclosures contained in any Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

        6.4 Confidentiality. Each party to this Agreement agrees and covenants to the other that all information concerning the business and offices of the other parties to the Agreement that is not generally available to the public ("Confidential Information") and obtained from such other party shall be deemed confidential and shall not be disclosed to, or utilized by, any Person for any reason or purpose whatsoever, except in connection with this Agreement, to the parties and their representatives involved in this transaction, or as may by required by law or stock exchange or market regulation. Notwithstanding any provision herein to the contrary, any party failing to comply in a full and timely fashion with Section 6.4 shall indemnify the other for all losses, damages, claims or expenses of any nature whatsoever, including reasonable attorneys' fees, incurred by the other party and related to the unauthorized disclosure or use of Confidential Information.

        6.5 Books and Records. UOL shall retain all books, records and other documents pertaining to the business of Ivy in existence on the Closing Date for a period of at least three years from the Closing Date and to make the same reasonably available after the Closing Date for such three year period for inspection and copying by the Stockholder at the Stockholder's expense during the normal business hours of UOL, upon reasonable request and upon reasonable notice.

        6.6 Announcement. Promptly after the execution of this Agreement, UOL shall make a public statement approved by UOL and

Ivy with respect to this Agreement and the transactions contemplated hereby. Thereafter, prior to the Closing, no party to this Agreement shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other parties to this Agreement (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation.

        6.7 Best Efforts. Without limiting the specific obligations of any party hereto under any agreement or covenant hereunder, each of the parties hereto shall use its respective best efforts to take all action and do such acts and things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions to Closing set forth in Articles 7 and 8 below).

        6.8 Discussion With Others. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section
3.3 above, none of the Transferors shall: (i) discuss, solicit, initiate, or encourage the submission of any proposal or offer from any third Person concerning the sale or acquisition of any capital stock or other voting securities, or any significant assets of, Ivy (including any acquisition structured as a merger, consolidation or share exchange); or (ii) engage or participate in any discussions or negotiations regarding, enter into any agreement with respect to, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third Person to do or seek any of the foregoing. The Transferors shall immediately notify UOL if any third Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

        6.9 Cooperation in Litigation. Each party hereto shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of Ivy prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

                                   ARTICLE 7

                      CONDITIONS PRECEDENT OF TRANSFERORS

        The obligation of the Transferors to consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction, or written waiver by the Transferors, of each of the following conditions prior to or at the Closing:

        7.1 Representations and Warranties. The representations and warranties of UOL made hereunder shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

        7.2 Agreements. UOL shall have performed and complied in all material respects with all its undertakings, covenants and agreements required by this Agreement to be performed or complied with prior to or at the Closing.

        7.3 Performance Certificate. Ivy shall have been furnished with a certificate of a proper officer of UOL, dated as of the Closing Date, each certifying to the effect that each of the conditions contained in Sections
7.1 and 7.2 above has been satisfied in all respects.

        7.4 No Injunction. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against UOL, the Transferors or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially adversely changes the transactions contemplated hereby.

        7.5 No Violation. The consummation of the transactions contemplated hereunder shall not be in violation of any material applicable law, statute, rule or regulation for which a waiver has not been obtained and where such violation would make illegal or otherwise prevent the consummation of the transactions contemplated hereby.

        7.6 Consents. All material consents, approvals and authorizations of governmental and regulatory authorities, and all material filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of Ivy or UOL, necessary on the part of Ivy or UOL, or their respective Affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR Act, if applicable, shall have expired or terminated, as applicable). UOL shall have received the written consents or approvals of any and all third Persons required under the terms of the Contracts to the consummation of the transactions contemplated hereunder.

        7.7 Opinion of the UOL's Counsel. The Stockholder shall have received an opinion of Wyrick, Robbins, Yates & Ponton, L.L.P., counsel for UOL, dated as of the Closing Date, addressed to the Stockholder, to the effect and substantially in the form of Exhibit D.

        7.8 No Proceedings. No claim, suit, action or other proceeding shall be pending or threatened in writing before or by any court, governmental agency or other entity against any of the parties to this Agreement with respect to the transactions contemplated by this Agreement or which materially adversely affect the assets, property, operations, results of operations, financial condition, or prospects of UOL.

        7.9 Consulting Agreement. The Stockholder shall have entered into the consulting agreement in form and substance as set forth in Exhibit E and the same shall be in full force and effect.

        7.10 Miscellaneous Closing Deliveries. The Transferors shall have received such evidence as they may reasonably request in order to establish: (a) the power and authority of UOL to consummate the transactions contemplated by this Agreement; (b) compliance with the conditions of Closing set forth herein; and (c) satisfactory completion of all corporate proceedings to be taken in connection with the transactions contemplated by this Agreement together with certified copies of necessary resolutions duly adopted by the stockholders and directors of UOL approving the execution and delivery of this Agreement and all other corporate action necessary to enable UOL to comply with the terms of this Agreement.


                                   ARTICLE 8

                        CONDITIONS PRECEDENT OF THE UOL

        The obligation of UOL to consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction, or written waiver by UOL, of each of the following conditions prior to or at the Closing:

        8.1 Representations and Warranties. The representations and warranties of the Stockholder made hereunder shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this

Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

        8.2 Agreements. The Transferors shall have performed and complied in all material respects with all of their respective undertakings and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

        8.3 Performance Certificate. UOL shall have been furnished with a certificate of the Stockholder, dated as of the Closing Date, certifying that the conditions contained in Sections 8.1, 8.2 and 8.9 hereof have been satisfied in all respects.

        8.4 No Injunction. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against UOL, the Transferors or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially adversely changes the transactions contemplated hereby.

        8.5 No Violation. The consummation of the transactions contemplated hereunder shall not be in violation of any material applicable law, statute, rule or regulation for which a waiver has not been obtained.

        8.6 Consents. All material consents, approvals and authorizations of governmental and regulatory authorities, and all material filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of Ivy or UOL, necessary on the part of Ivy or UOL, or their respective Affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR Act, if applicable, shall have expired or terminated, as applicable). UOL shall have received the written consents or approvals of any and all third Persons required under the terms of the Contracts to the consummation of the transactions contemplated hereunder.

        8.7 Opinion of Transferors' Counsel. UOL shall have received an opinion of McCallum & Kudravetz, P.C., counsel of the Transferors, dated as of the Closing Date, addressed to UOL to the effect and substantially in the form of Exhibit F.

        8.8 No Adverse Change. Since the Most Recent Fiscal Year End, there shall have been no material adverse change in the assets, business, operations, results of operations, financial condition, or prospects of Ivy, except events or changes contemplated by this Agreement, changes consented to by UOL and changes in the ordinary course of business which are not, either individually or in the aggregate, materially adverse.

        8.9 Confidentiality and Non-Disclosure Agreements. Each of the employees, officers, and regular consultants of Ivy shall have entered into a confidentiality and non-disclosure agreement with Ivy in form and substance as set forth in Exhibit G (collectively the "Non-Disclosure Agreements" and individually a "Non-Disclosure Agreement"), and the same shall be in full force and effect.

        8.10 Resignations. UOL shall have received resignations, effective as of the Closing, of each officer and director of Ivy other than those whom UOL shall have specified in writing prior to the Closing.

        8.11 No Proceedings. No claim, suit, action or other proceeding shall be pending or threatened in writing before or by any court, governmental agency or other entity against any of the parties to this Agreement with respect to the transactions contemplated by this Agreement or which materially adversely affect the assets, property, operations, results of operations, financial condition, or prospects of Ivy.

        8.12 Consulting Agreement. The Stockholder shall have entered into the consulting agreement in form and substance as set forth in Exhibit E and the same shall be in full force and effect.

        8.13 Due Diligence. The completion of a due diligence investigation of Ivy by UOL satisfactory to UOL, which such investigation shall be for the purpose of confirming the validity of the representations and warranties contained herein and shall be conducted in conformance with the standards set forth in Section 6.1 hereof.

        8.14 Miscellaneous Closing Deliveries. UOL shall have received such evidence as UOL may reasonably request in order to establish: (a) the power and authority of the Transferors to consummate the transactions contemplated by this Agreement; (b) compliance with the conditions of Closing set forth herein; and (c) satisfactory completion of all corporate and stockholder proceedings to be taken in connection with the transactions contemplated by this Agreement, together with certified copies of resolutions duly adopted by the stockholders and directors of Ivy approving the transactions contemplated hereby and the execution and delivery of this Agreement and all other corporate action necessary to enable the Transferors to comply with the terms of this Agreement.

                                   ARTICLE 9

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

        9.1 Survival of Representations and Warranties. All of the representations and warranties of the parties hereto contained in the Agreement shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years. Any claims with respect to the foregoing sentence under Sections 10.1 and 10.2 below must be asserted in writing with reasonable particularity by the party making such claim within two years of the Closing, and the obligations of the indemnifying party under Section 10.1 and 10.2 below with respect to such claims shall continue until such claims have been resolved.

        9.2 Survival of Covenants and Agreements. The respective covenants and agreements of the parties contained in this Agreement shall survive the Closing without limitation as to time. Any claims as to a breach of a covenant or agreement under Sections 10.1 and 10.2 below must be asserted in writing with reasonable particularity by the party making such claims.


                                   ARTICLE 10

                                INDEMNIFICATION

        10.1 Indemnification of UOL. The Stockholder agrees to defend, indemnify and hold harmless UOL and its successors and assigns (individually an "Acquiror Indemnitee", and collectively the "Acquiror Indemnitees") from, against, and in respect of the following:

                    (a) any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from, or otherwise relating to:
(i) any breach of the representations and warranties of the Stockholder contained in this Agreement; (ii) any failure by any of the Transferors to perform or otherwise fulfill or comply with: (X) if this Agreement shall have been terminated, Sections 6.4, 6.7, and 6.8 or any other covenant, undertaking, agreement or obligation to be performed, fulfilled or complied with by the Stockholder or Ivy prior to or in connection with the Closing; or (Y) if the Closing shall occur, any undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by the Stockholder after the Closing (including but not limited to the undertakings, agreements and obligations to be performed by the Stockholder pursuant to Section 6.9); (iii) any unknown or undisclosed Liabilities of Ivy arising out of or related to the conduct or operation of Ivy's business prior to the Closing (other than Liabilities incurred in the ordinary course of business subsequent to the execution of this Agreement); and (iv) except as disclosed in Schedule 4.11, any and all legal, investment banking, accounting, auditing, and other professional fees and expenses of Ivy related to this Agreement and the transactions contemplated hereby; and

                    (b) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys' fees (whether or not incurred by the Acquiror Indemnitees or in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against any of the Acquiror Indemnitors hereunder), incident to any of the items referred to herein or such indemnification;

provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Acquiror Indemnitee in respect of which such Acquiror Indemnitee proposes to demand indemnification, such Acquiror Indemnitee shall notify the Stockholder thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Acquiror Indemnitee, and an explanation of the Acquiror Indemnitee's contentions and defenses with as much specificity and particularity as the circumstances permit, provided that the failure of the Acquiror Indemnitee to give such notice shall not relieve the Stockholder of his obligations under this Section 10.1, if the Acquiror Indemnitee shall have demonstrated that: (i) it acted in good faith and without unreasonable delay; and (ii) the Stockholder shall not have been prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, the Stockholder shall have (subject to the prior written consent of Acquiror Indemnitee, which consent shall not be unreasonably withheld) the right within 10 days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand, or assessment, including, at its own expense, employment of counsel; provided further, however, that if the Stockholder shall have exercised his right to assume such control, the Acquiror Indemnitee: (x) may, in its sole discretion and expense, employ counsel to represent it (in addition to counsel employed by the Stockholder) in any such matter, and in such event counsel selected by the Stockholder shall be required to cooperate with such counsel of the Acquiror Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Acquiror Indemnitee; and (y) shall, at its own expense, make available to the Stockholder those employees of the Acquiror Indemnitees whose assistance, testimony or presence is reasonably deemed by the Stockholder necessary or beneficial to assist the Stockholder in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided further, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of the Acquiror Indemnitees.

        Notwithstanding any other provisions of this Agreement to the contrary, the Stockholder shall have no liability under this Article 10 unless the aggregate amount of the damages and losses to the Acquiror Indemnitees from all claims finally determined and arising under the provisions of this Agreement exceed $10,000.00, and in such event the Stockholder shall be required to pay only the amount by which the aggregate amount of such claims exceeds such amount. In calculating amounts payable pursuant to this Article 10, the Stockholder shall receive credit for (i) any reduction of actual tax liabilities of any Acquiror Indemnitee arising from facts giving rise to a claim of indemnification, and (ii) any insurance proceeds received with respect to any damages or losses that are the subject of a claim for indemnification hereunder.

        10.2 Indemnification of Stockholder. UOL agrees to defend, indemnify and hold harmless the Stockholder and his successors and assigns (individually a "Transferor Indemnitee", and collectively the "Transferor Indemnitees") from, against and in respect of:

                    (a) any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from or otherwise relating to: (i) any breach of the representations and warranties of UOL contained in this Agreement; and (ii) any failure by UOL to perform or otherwise fulfill or comply with (X) if this Agreement shall have been terminated, Sections 6.4 or
6.7 or any other covenant, undertaking, agreement or obligation to be performed, fulfilled, or complied with by UOL prior to or in connection with the Closing, or (Y) if the Closing shall occur, any undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by UOL after the Closing (including, but not limited to, the undertaking, agreements and obligations to be performed pursuant to Section 6.9 hereof); and

                    (b) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys' fees (whether or not incurred by the Transferor Indemnitees in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against UOL hereunder), incident to any of the items referred to herein or such indemnification;

provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Transferor Indemnitee in respect of which such Transferor Indemnitee proposes to demand indemnification, such Transferor Indemnitee shall notify UOL thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Transferor Indemnitees and an explanation of the Transferor Indemnitees' contentions and defenses with as much specificity and particularity as the circumstances permit, provided that the failure of the Transferor Indemnitee to give such notice shall not relieve UOL of its obligations under this Section 10.2 if the Transferor Indemnitee shall have demonstrated that: (i) it acted in good faith and without unreasonable delay; and (ii) UOL shall not have been prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, UOL shall have (subject to the prior written consent of Transferor Indemnitee, which consent shall not be unreasonably withheld) the right within 10 days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand, or assessment, including, at its own expense, employment of counsel; provided further, however, that if UOL shall have exercised its right to assume such control, the Transferor Indemnitees: (x) may, in their sole discretion and expense, employ one counsel to represent them (in addition to counsel employed by UOL) in any such matter, and in such event counsel selected by UOL shall be required to cooperate with such counsel of the Transferor Indemnitees in such defense, compromise or settlement for the purpose of informing and sharing information with such Transferor Indemnitees; and (y) shall, at its own expense, make available to Transferor Indemnitees those employees of UOL or any Affiliate of UOL whose assistance, testimony or presence is reasonably deemed by the Transferor Indemnitees necessary or beneficial to assist the Transferor Indemnitees in evaluating and in defending any such action, suit, proceedings, claim, liability, demand or assessment; provided further, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of UOL or any of its Affiliates.

        10.3 Remedies. The indemnification provisions of this Article 10 are in addition to, and not in lieu or in derogation of, any other rights or remedies any party may have in equity for a breach of representations, warranty or covenant. Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the parties (subject to the provisions of Section 12.11 below), in addition to any other remedy to which they may be entitled in equity.

        10.4 Survival. Except as otherwise expressly set forth herein, this Article 10 shall survive termination of this Agreement without limitation.

                                   ARTICLE 11

                                 MISCELLANEOUS

        11.1 Further Assurances. From time to time at or after the Closing, each of the parties agrees to take, or cause to be taken, such further actions, to execute, deliver and file, or cause to be executed, delivered and filed, such further documents and instruments, and to obtain consents, as may be necessary or reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

        11.2 Expenses. Each of the Stockholder and UOL shall bear its respective legal, investment banking, accounting, audit, and other costs and expenses associated with this Agreement and the consummation of the transactions contemplated hereby.

        11.3 Applicable Law. Except as otherwise expressly provided herein, this Agreement shall be governed by, and construed in accordance with, the law of the Commonwealth of Virginia without reference to any choice or conflict of law principle, provision or rule, including all matters of construction, validity and performance.

        11.4 Notices. All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon personal delivery or receipt of a telecopy transmission, (ii) two days after being sent by registered or certified United States mail, return receipt requested, or (iii) one (1) day after being transmitted by a nationally recognized overnight courier service, properly addressed and postage prepaid to the intended recipient as follows:

        If to the Stockholder or Ivy to:

                            Ivy Software, Inc.
                            P.O. Box 5124
                            Charlottesville, Virginia 22905
                            Telephone No.:  (804) 293-7105
                            Telecopy No.:   (804) 293-9356

        with a copy to:

                            David Kudravetz, Esq.
                            250 High Street East
                            Charlottesville, Virginia 22902
                            Telephone No.:  (804) 293-8191
                            Telecopy No.:   (804) 296-9641

        If to UOL, to:

                            UOL Publishing, Inc.
                            8251 Greensboro Drive, Suite 500
                            McLean, Virginia  22102
                            Telephone No.:  (703) 893-7800
                            Telecopy No.:   (703) 893-1905

                            Attention:  Mr. Leonard P. Kurtzman

        with a copy to:

                            Wyrick, Robbins, Yates & Ponton L.L.P.
                            4101 Lake Boone Trail, Suite 300
                            Raleigh, North Carolina  27607
                            Telephone No.:  (919) 781-4000
                            Telecopy No.:   (919) 781-4865

                            Attention:  Larry E. Robbins, Esq.

        11.5 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto and the documents referred to herein, all of which are a part hereof) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions under this Agreement other than those set forth herein or made hereunder.

        11.6 Amendments. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

        11.7 Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections", "Exhibits" or "Schedules" shall be deemed to be references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated.

        11.8 Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original.

        11.9 Parties in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement.

        11.10 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

        11.11 JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE COMMONWEALTH OF VIRGINIA AND TO VENUE IN VIRGINIA AS THE SAME SHALL BE DETERMINED.

        11.12 Waiver. Any of the conditions to Closing set forth in this Agreement may be waived at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

        11.13 Incorporation of Exhibits and Schedules. All of the Exhibits and Schedules identified in this Agreement are incorporated by reference into this Agreement and made a part hereof.

        11.14 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if grafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.


                     [The next page is the signature page.]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above written.


                            UOL:
                            ---

                            UOL PUBLISHING, INC.



                            By:   /s/ CARL TYSON
                                 ------------------------------
                            Title:  President


                            Ivy:
                            ---

                            IVY SOFTWARE, INC.



                            By: /s/ ROBERT N. HOLT
                               --------------------------------
                               Robert N. Holt, President


                            STOCKHOLDER:
                            -----------



                            /S/ ROBERT N. HOLT
                            --------------------------------
                            Robert N. Holt